UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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DATATRAK International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 4, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of DATATRAK International, Inc., to be held at 9:00 a.m., local time, on Thursday, June 14, 2007 at our offices located at 6150 Parkland Boulevard, Paragon II, Suite 100, Mayfield Heights, Ohio.

At this year’s Annual Meeting, shareholders will be asked to elect four Directors for a two-year term ending at the Annual Meeting in 2009. Information relating to the election of the four Directors is presented in the accompanying proxy statement, which shareholders are encouraged to read carefully.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares are represented. Therefore, please complete, sign, date and promptly return the enclosed proxy card in the accompanying envelope. If you do attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person, even if you have previously returned your proxy card.

On behalf of the Board of Directors and management of DATATRAK International, Inc., we would like to thank you for your continued support and confidence.

Sincerely yours,

Dr. Jeffrey A. Green
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 14, 2007
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE MATTERS
COMPENSATION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE OFFICER COMPENSATION
Director Compensation
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATED PARTY TRANSACTIONS
SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING
OTHER MATTERS

DATATRAK INTERNATIONAL, INC.
6150 Parkland Boulevard
Mayfield Heights, Ohio 44124

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 14, 2007

The 2007 Annual Meeting of Shareholders of DATATRAK International, Inc., will be held at 9:00 a.m., local time, on Thursday, June 14, 2007 at our offices located at 6150 Parkland Boulevard, Paragon II, Suite 100, Mayfield Heights, Ohio, for the following purposes:

1. To nominate and elect four individuals as Directors for a two-year term ending at the Annual Meeting in 2009; and

2. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Only shareholders of record at the close of business on April 25, 2007 will be entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors,

Thomas F. McKee
Secretary

Mayfield Heights, Ohio
May 4, 2007

YOUR VOTE IS IMPORTANT

WE URGE YOU TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE 2007 ANNUAL MEETING.

DATATRAK INTERNATIONAL, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Mailed on or about May 4, 2007

Why am I receiving these materials?

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of DATATRAK for use at the 2007 Annual Meeting of Shareholders on Thursday, June 14, 2007 at 9:00 a.m., local time, and any adjournments or postponements thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders accompanying this proxy statement.

Who is paying for this proxy solicitation?

The expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy, will be borne by us. We may pay persons holding Common Shares for others their expenses for sending proxy materials to their principals. In addition to solicitation of proxies by mail, our Directors, officers and employees, without additional compensation, may solicit proxies by telephone, electronically via e-mail and personal interview. We also may retain a third party to aid in the solicitation of proxies.

What voting rights do I have as a shareholder?

On each matter to be voted on, you have one vote for each outstanding Common Share you own as of April 25, 2007, the record date for the meeting. Only shareholders of record at the close of business on April 25, 2007 are entitled to receive notice of and to vote at the Annual Meeting. On this record date, there were 13,562,437 Common Shares outstanding and entitled to vote. Shareholders do not have the right to vote cumulatively in the election of Directors.

How do I vote?

If you are a shareholder of record, you can vote (i) in person at the Annual Meeting or (ii) by signing and mailing in your proxy card in the enclosed envelope.

If you are a shareholder of record, the proxy holders will vote your Common Shares based on your directions. If you sign and return your proxy card, but do not properly direct how your Common Shares should be voted, the proxy holders will vote “FOR” the election of the four nominees listed in this proxy statement and will use their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

If you hold Common Shares through a broker or nominee, you may vote in person at the Annual Meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares. Your broker or nominee may provide separate voting instructions, if any, with the proxy statement. Your broker or nominee may provide proxy submission through the Internet or by telephone.

Can I revoke or change my vote after I submit a proxy?

Yes. You can revoke your proxy or change your vote at any time before the proxy is exercised at the Annual Meeting. This can be done by (i) submitting another properly completed proxy card with a later date; (ii) sending a written notice to our Secretary prior to the commencement of the Annual Meeting; or (iii) attending the Annual Meeting and vote in person. You should be aware that simply attending the Annual Meeting will not automatically revoke your previously submitted proxy, rather you must notify a DATATRAK representative at the Annual Meeting of your desire to revoke your proxy and vote in person.

What vote is required to approve the election of the four Directors for a two-year term ending at the Annual Meeting in 2009?

The nominees receiving the greatest number of votes will be elected. A proxy card marked “Withhold Authority” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated. Abstentions and broker non-votes will have no effect on the election of Directors.

What constitutes a quorum?

A quorum of shareholders will be present at the Annual Meeting if at least a majority of the aggregate voting power of Common Shares outstanding on the record date are represented, in person or by proxy, at the Annual Meeting. With 13,562,437 votes outstanding as of the close of business on the record date, shareholders representing at least 6,781,219 votes will be required to establish a quorum. Abstentions and broker non-votes will be counted towards the quorum requirement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of our Common Shares as of April 25, 2007, unless otherwise indicated, with respect to:

•	each person who is known by us to beneficially own more than 5% of our outstanding Common Shares,

•	each member of our Board of Directors and each of our Named Executive Officers (as hereinafter defined); and

•	all Directors and Named Executive Officers as a group.

	Common Shares
	Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number	Percent

Laurence P. Birch(3)	—	*
Timothy G. Biro(4)	115,792	*
Terry C. Black	77,209	*
Dr. Jeffrey A. Green(5)	590,985	4.3%
Seth B. Harris(6)	417,819	3.1%
Dr. Jerome H. Kaiser	117,345	*
Dr. Mark J. Ratain	127,794	*
Marc J. Shlaes	90,563	*
Dr. Robert M. Stote	166,441	1.2%
Dr. Wolfgang Summa	9,750	*
Jim Bob Ward	673,908	5.0%
Potomac Capital Management LLC(7)	1,010,123	7.4%
825 Third Avenue, 33rd Floor New York, New York 10022
Diker Management LLC(8)	1,324,835	9.7%
745 Fifth Avenue, Suite 1409 New York, New York 10151
All Directors and executive officers as a group (11 persons)	2,387,606	16.6%

*	Less than one percent.

(1)	The address of the Directors and executive officers listed above is c/o DATATRAK International, Inc., 6150 Parkland Boulevard, Suite 100, Mayfield Heights, Ohio 44124.

(2)	The number of Common Shares deemed beneficially owned is comprised of 13,562,437 Common Shares outstanding as of April 25, 2007 and with respect to each of the following individuals and groups, the following number of Common Shares which may be purchased pursuant to option exercises within 60 days after April 25, 2007: Mr. Biro (103,125 Common Shares); Mr. Black (68,345 Common Shares); Dr. Green (181,750 Common Shares); Mr. Harris (121,875 Common Shares); Dr. Kaiser (100,875 Common Shares); Dr. Ratain (106,375 Common Shares); Mr. Shlaes (90,563 Common Shares); Dr. Stote (43,375 Common Shares); Dr. Summa (9,750 Common Shares); for all Directors and executive officers as a group (826,033 Common Shares) and with respect to each of the following groups, the following number of Common Shares which may be exercised pursuant to warrant exercises within 60 days after April 25, 2007: Potomac Capital Management LLC (63,750 Common Shares) and Diker Management LLC (67,501 Common Shares).

(3)	Mr. Birch was appointed to our Board of Directors on April 16, 2007 and does not own any of our Common Shares as of April 25, 2007.

(4)	Includes 300 Common Shares held by Mr. Biro’s wife. Mr. Biro disclaims beneficial ownership of these 300 Common Shares.

(5)	Includes 110,953 Common Shares held by Dr. Green’s wife, 1,450 Common Shares held by Dr. Green’s son, 1,500 Common Shares held by Dr. Green’s daughter, and 1,500 Common Shares held by Dr. Green’s other daughter. Dr. Green disclaims beneficial ownership of these 115,403 Common Shares.

(6)	Includes 44,634 Common Shares held in trust for Mr. Harris.

(7)	Based solely on information provided pursuant to Schedule 13G filed jointly with the Securities and Exchange Commission on March 20, 2007 by Potomac Capital Management LLC, Potomac Capital Management Inc. and Mr. Paul J. Solit. The aforementioned parties indicated that as of March 19, 2007, Potomac Capital Management LLC, Potomac Capital Management Inc. and Mr. Solit were deemed to beneficially own 1,010,123 Common Shares consisting of 946,373 Common Shares and warrants to purchase 63,750 Common Shares of DATATRAK.

(8)	Based solely on information contained in a Selling Shareholder Questionnaire associated with our March 2007 private placement of DATATRAK’s Common Shares jointly provided to the Company by (i) Diker GP, LLC, a Delaware limited liability company (“Diker GP”), as the general partner to the Delaware limited partnership the Diker Value Tech Fund, LP (“VT”), Diker Value Tech QP Fund, LP (“VTQP”), Diker Micro-Value Fund, LP (“MV”), the Diker Micro-Value QP Fund, LP (“MVQP”), Diker Micro & Small Cap Fund LP (“MS”) and Diker M&S Cap Master Ltd (“MSCM”) with respect to the Common Shares directly owned by VT, VTQP, MV, MVQP, MS and MSCM (collectively, the “Diker Funds”); (ii) Diker Management, LLC, a Delaware limited liability company (“Diker Management”), as the investment manager of the Diker Funds, with respect to the Common Shares held by the Diker Funds; and (iii) Mark N. Diker, a citizen of the United States, and the managing member of each of Diker GP and Diker Management, with respect to the Common Shares subject to the control of Diker GP and Diker Management. As the sole general partner of the Diker Funds, Diker GP, has the power to vote and dispose of the shares of the Common Shares owned by the Diker Funds and, accordingly, may be deemed the beneficial owner of such shares. As of March 19, 2007, the aforementioned parties was deemed to beneficially own 1,324,835 Common Shares consisting of 1,257,334 Common Shares and warrants to purchase 67,501 Common Shares of DATATRAK.

ELECTION OF DIRECTORS

The authorized number of Directors is presently fixed at seven, with members of the Board of Directors divided into two classes, Class I and Class II, and with the term of office of one class expiring each year. At the Annual Meeting, shareholders will elect four individuals as Directors to serve in Class I until the Annual Meeting to be held in fiscal year 2009 and until the successors of those Directors are duly elected and qualified. At its March 27, 2007 meeting, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors nominated Mr. Biro, Dr. Kaiser and Dr. Stote to stand for election as Directors at the Annual Meeting. Mr. Biro, Dr. Kaiser and Dr. Stote are presently Directors of our Company. At its April 13, 2007 meeting, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors increased the size of the Board from six to seven seats, and effective as of the close of business on April 16, 2007, appointed Mr. Laurence P. Birch to fill the vacancy in the Class I Directors created thereby. The Board of Directors also nominated Mr. Birch to stand for election as a Director at the Annual Meeting.

Unless otherwise directed, the persons named in the accompanying proxy will vote for the election of the four nominees shown below as Directors. In the event of the death of or inability to act of any of the nominees, the proxies will be voted for the election of the other persons that the Board of Directors may recommend. The Board of Directors has no reason, however, to anticipate that this will occur. In no event will the accompanying proxy be voted for more than four nominees or for persons other than those persons named below or any substitute nominees for any of them.

Included below is information concerning the nominees for election at the Annual Meeting, as well as those Directors who will continue to serve in office after the Annual Meeting.

Nominees for Election at the 2007 Annual Meeting

Laurence P. Birch, 47, has been a Director since April 16, 2007. Since March 2007, Mr. Birch has been the President and Chief Executive Officer and a director of Neopharm, Inc., a biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications. From 2006 to March 2007, Mr. Birch served as Chief Financial Officer of Ohio Medical Corporation, a supplier of medical air and pumping systems. Before that, from 2005 to 2006, Mr. Birch served as Chief Financial Officer and Interim Chief Executive Officer of AKSYS, Ltd., a hemodialysis developer and manufacturer. From 2003 to 2005, Mr. Birch served as co-founder and managing director of Stratego Partners, a cost management consulting firm. During 2002 to 2003, he served as Executive Vice President and Chief Financial Officer of Seurat, Inc., a marketing outsourcing and services company. From 2000 to 2002 he served as Sr. Vice President — Business Development and Chief Financial Officer of Technology Solutions, Inc., a systems integration and consulting company. Mr. Birch was Chief Financial Officer of Brigade, Inc., an internet support company, from 1999 to 2000. Mr. Birch began his career with Baxter Healthcare, a manufacturer and supplier of pharmaceuticals and medical devices, where over the course of 13 years he held a variety of positions. Mr. Birch holds a Bachelor of Science-Finance from the University of Illinois and a MBA from Northwestern University — Kellogg Graduate Business of Management. Mr. Birch is also a Certified Public Accountant.

Timothy G. Biro, MBA, 53, has been a Director since 1992. Mr. Biro has been the Managing Partner of Ohio Innovation Fund I, L.P., a venture capital firm which invests in early-stage business, since 1997. Mr. Biro is also a Partner with Reservoir Venture Partners, an early stage venture capital firm, since 2004. Mr. Biro has been involved in venture capital financing since 1991. Prior to 1991, Mr. Biro was Superintendent of Pharmaceutical Manufacturing at Merck & Co., Inc. Mr. Biro has a B.S. Degree in Microbiology from Pennsylvania State University and in Pharmacy from Temple University and an MBA from The Wharton School of Business at the University of Pennsylvania.

Jerome H. Kaiser, Ph.D., 50, has been a Director since December 1999. Dr. Kaiser has served as Senior Vice President and Chief Information Officer for Tower Group, Inc., an insurance company since 2006. Prior to his appointment to that position, Dr. Kaiser was Director of Systems for Rothschild Inc., a private investment bank from 1999 to 2006. From 1992 to 1999, Dr. Kaiser held various positions within the pharmaceutical industry. During 1998 and 1999, he was the Director of Product Management for Pfizer, Inc. From 1994 to 1998, Dr. Kaiser was employed by Hoffman-LaRoche, Inc., first as Senior Projects Specialist and then as Director of Information

Management for Global Development. Dr. Kaiser worked in Project Management for Boots Pharmaceuticals from 1992 to 1994. From 1986 to 1992, he served in the positions of Assistant and Associate Professor of Physics at the University of Texas at Arlington. Dr. Kaiser earned a Bachelor of Sciences and a Ph.D. in Physics from the University of East Anglia, Norwich, England.

Robert M. Stote, M.D., 67, has been a Director since 1993. Dr. Stote has served as a Senior Vice President and Chief Medical Officer at Bentley Pharmaceuticals, Inc., a pharmaceutical company, since 1992. Dr. Stote also served as a director of Bentley Pharmaceuticals, Inc. from 1992 until 2004. He also serves on the Scientific Advisory Board of NuPathe, Inc. Prior to 1992, Dr. Stote was employed for 20 years by SmithKline Beecham Corporation, serving as Senior Vice President and Medical Director, Worldwide Medical Affairs, from 1989 to 1992 and Vice President — Clinical Pharmacology — Worldwide from 1987 to 1989.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the four nominees whose two-year term will expire in 2009.

Directors Continuing in Office

Jeffrey A. Green, Pharm.D., FCP., 51, is the founder of DATATRAK and has served as our President, Chief Executive Officer and a Director since March 1992. From 1984 to 1992, Dr. Green served as an Assistant Professor of Medicine and Radiology at Case Western Reserve University, Cleveland, Ohio. During his tenure at Case Western Reserve University, Dr. Green established and directed the Cardiovascular Clinical Pharmacology Research Program at University Hospitals of Cleveland. In addition, Dr. Green was an established investigator in clinical cardiology and PET scanning, and was responsible for directing over 90 individual investigations during his tenure. Dr. Green has authored over 90 publications and has been an invited speaker at more than 170 national meetings. He was the recipient of the McKeen Cattell Distinguished Achievement Award from the American College of Clinical Pharmacology in 1988. Dr. Green is a graduate of Purdue University (B.S.) and the University of Texas (Pharm.D.).

Seth B. Harris, 67, has been a Director since 1992 and has been designated as our Lead Independent Director. Mr. Harris is the Chairman of Brand Development Ventures Inc., a consulting company that offers a wide range of services in new product development and marketing, since 2002. During 2000 and 2001, Mr. Harris was the Chairman of Toy Craze, Inc., a Cleveland-based toy company. Mr. Harris was the Chairman of Frieder Inc., a distributor of consumer products, from 1993 to 2000. Mr. Harris has been an active business consultant since his retirement as Chairman of the Board and President of Harris Wholesale, Inc., a wholesale pharmaceutical distribution company.

Mark J. Ratain, M.D., 52, has been a Director since April 1998. Dr. Ratain is a hematologist/oncologist and a clinical pharmacologist. He is the Leon O. Jacobson Professor of Medicine and Chairman of the Committee on Clinical Pharmacology and Pharmacogenomics and Associate Director for Clinical Science for the Cancer Research Center at the University of Chicago. Dr. Ratain has been associated with the Department of Medicine at the University of Chicago since 1983. He has authored and co-authored more than 300 articles and book chapters principally relating to the treatment of cancer. Prior to becoming a Director, Dr. Ratain served as Chairman of our Scientific Advisory Board for four years. He received his A.B. Degree in Biochemical Sciences from Harvard University and his M.D. from the Yale University School of Medicine.

CORPORATE GOVERNANCE MATTERS

Director Independence

The Board of Directors has determined that all Directors except Dr. Green, our President and Chief Executive Officer, are “independent” under the listing standards of the Nasdaq Stock Market. The independent Directors meet at least twice a year in executive sessions. The sessions of independent Directors are presided over by the Lead Independent Director who is identified in the table below. Any independent Director can request that an additional session be scheduled.

Board of Directors and Committees

During the last fiscal year, the Board of Directors held four regular meetings and five special meetings. Each Director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period he served as a Director and (2) the total number of meetings held by committees of the Board on which he served. Our policy is that each member of the Board of Directors is expected to attend the Annual Meeting of Shareholders.

The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. Set forth below is the current membership of each Board committee:

Nominating and
Audit		Corporate Governance
Committee	Compensation Committee	Committee	Executive Committee

Mr. Biro (Chairman)	Mr. Harris** (Chairman)	Dr. Kaiser (Chairman)	Dr. Green* (Chairman)
Dr. Kaiser	Mr. Biro	Dr. Ratain	Mr. Biro
Dr. Ratain	Dr. Stote	Dr. Stote	Dr. Kaiser

*	Not “independent” under the listing standards of the Nasdaq Stock Market.

**	Lead Independent Director.

Audit Committee.  Our Audit Committee met six times during the last fiscal year. The Audit Committee is governed by the Audit Committee Charter adopted by the Board of Directors. A copy of the Audit Committee Charter is available on DATATRAK’s website. You can also obtain a printed copy of this document, free of charge, by writing to Investor Relations, c/o DATATRAK International, Inc., 6150 Parkland Blvd., Mayfield Heights, Ohio 44124.

The Audit Committee is responsible for the annual appointment of our auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, the accounting principles we use in financial reporting, internal financial auditing procedures and the adequacy of internal control procedures. Specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter.

Our Board has determined that each of the members of the Audit Committee satisfies the current independence standards of the Nasdaq Stock Market listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Board also has determined that the Audit Committee Chairman Mr. Biro is an “audit committee financial expert” as that term is defined in Item 407(d(5)(ii) of Regulation S-K. As an “audit committee financial expert,” Mr. Biro satisfies the Nasdaq financial literacy and sophistication requirements.

Compensation Committee.  Our Compensation Committee met three times during the last fiscal year. The Compensation Committee is governed by the Compensation Committee Charter adopted by the Board of Directors. A copy of the Compensation Committee Charter is available on DATATRAK’s website. You can also obtain a printed copy of this document, free of charge, by writing to Investor Relations, c/o DATATRAK International, Inc., 6150 Parkland Blvd., Mayfield Heights, Ohio 44124.

The Compensation Committee has the authority to administer our stock option plans and 2005 Omnibus Equity Plan, including the selection of grantees and the timing of grants, to review and monitor key employee compensation and benefits policies and to review and make recommendations to the Board regarding our senior management yearly compensation levels. Specific functions and responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter.

Our Board has determined that each of the members of the Compensation Committee satisfies the current independence standards of the Nasdaq Stock Market listing standards.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee met four times during the last fiscal year. The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter adopted by the Board of Directors. A copy of the Nominating and Corporate Governance Committee Charter is available on DATATRAK’s website. You can also obtain a printed copy of this document, free of charge, by writing to Investor Relations, c/o DATATRAK International, Inc., 6150 Parkland Blvd., Mayfield Heights, Ohio 44124.

The Nominating and Corporate Governance Committee is responsible for (1) identifying, selecting and recommending qualified individuals as nominees for the Board of Directors at each Annual Meeting or when otherwise required to fill a vacancy or increase the size of the Board of Directors and (2) assisting the Board of Directors in developing and implementing the Company’s corporate governance policies and guidelines.

The Nominating and Corporate Governance Committee will seek prospective Director nominees for an open Director position by soliciting suggestions from Committee members, other Board members, senior management or others. The Committee also may retain a third-party executive search firm to identify prospective Director nominees from time to time. Additionally, as discussed below, the Committee will accept shareholder recommendations regarding potential candidates for the Board.

The Nominating and Corporate Governance Committee will evaluate Director nominees, including nominees that are submitted to the Company by a shareholder. In selecting new Directors of the Company, consideration is given to each individual Director’s personal qualities and abilities, the collective Board members’ skills and aptitudes for conducting oversight of the Company and its management, and duties imposed by law, regulation and the Company’s contractual obligations. Important factors include the following minimum qualifications:

•	A desire to represent the best interests of the shareholders;

•	An express commitment to the mission and success of the Company as well as an ability to work compatibly with the Board and senior management;

•	A history of outstanding achievements and the highest ethical standards, values and integrity;

•	Experience and knowledge that is relevant to the Company and which has been obtained as a director or in a senior executive position or in an academic, scientific or government position;

•	The ability and willingness to commit and devote the necessary time and energy to the diligent performance of his or her duties, including preparing for, attending and participating in Board meetings and one or more standing committees of the Board; and

•	Basic knowledge of corporate governance matters and the role of boards of public companies.

In addition, Directors must have the ability and willingness to commit and devote the necessary time and energy to the diligent performance of his or her duties, including preparing for, attending and participating in Board meetings and one or more standing committees of the Board. In determining whether to recommend a Director for re-election, the Nominating and Corporate Governance Committee also considers the Director’s past attendance at meetings, past performance and contribution to the activities of the Board of Directors.

The Nominating and Corporate Governance Committee will use the above enumerated factors to consider potential candidates regardless of the source of the recommendation. Shareholder recommendations for Director nominations may be submitted to the Company at the address specified under the caption “Shareholder Communication with the Board” below. Shareholder recommendations for Director nominations will be forwarded to the Nominating and Corporate Governance Committee for consideration, provided that such recommendations are accompanied by sufficient information to permit the Nominating and Corporate

Governance Committee to evaluate the qualifications and experience of the nominees. Recommendations should include, at a minimum, the following:

•	The name and contact information for the candidate;

•	A brief biographical description of the candidate, including his or her employment for at least the last five years, educational history, and a statement that describes the candidate’s qualifications to serve as a Director;

•	A statement describing any relationship between the candidate and the nominating shareholder, and between the candidate and any employee, Director, customer, supplier, vendor or competitor of DATATRAK; and

•	The candidate’s signed consent to be a candidate and to serve as a Director if nominated and elected, including being named in our proxy statement.

Once the Nominating and Corporate Governance Committee has identified a prospective candidate, the Committee makes a determination whether to conduct a full evaluation of the candidate. This initial determination is based primarily on the Board’s need to fill a vacancy or desire to expand the size of the Board as well as the likelihood that the candidate can meet the Committee’s evaluation criteria set out in the Committee’s charter as well as compliance with all other legal and regulatory requirements. The Nominating and Corporate Governance Committee will rely on public information about a candidate, personal knowledge of any Committee or Board member or member of management regarding the candidate, as well as any information submitted to the Committee by the person recommending a candidate for consideration. The Nominating and Corporate Governance Committee, after consultation with other Board members, will decide whether additional consideration of the candidate is warranted.

If additional consideration is warranted, the Nominating and Corporate Governance Committee may request the candidate to complete a questionnaire that seeks additional information about the candidate’s independence, qualifications, experience and other information that may assist the Committee in evaluating the candidate. The Committee may interview the candidate in person or by telephone and also may ask the candidate to meet with senior management. The Committee then evaluates the candidate against the standards and qualifications set out in the Committee’s charter. Additionally, the Committee shall consider other relevant factors as it deems appropriate (including independence issues and family or related party relationships).

Before nominating an existing Director for re-election at an Annual Meeting, the Nominating and Corporate Governance Committee will consider the Director’s past performance and contribution to the Board and its committees. After completing the evaluation of new candidates or existing Directors whose term is expiring, if the Committee believes the candidate would be a valuable addition to the Board or the existing Director is a valued member of the Board, then the Committee will make a recommendation to the full Board that such candidate or existing Director should be nominated by the Board. The Board will be responsible for making the final determination regarding prospective nominees after considering the recommendation of the Committee.

Executive Committee.  The Executive Committee has the authority to exercise all powers of the Board of Directors in the management of our business and affairs of at any time when the entire Board of Directors cannot meet. The Executive Committee met four times during our 2006 fiscal year.

Code of Business Conduct and Ethics and Financial Code of Ethics

The Board of Directors has adopted both our Code of Business Conduct and Ethics and our Financial Code of Ethics, copies of which are available on DATATRAK’s website. You can also obtain a printed copies of these document, free of charge, by writing to Investor Relations, c/o DATATRAK International, Inc., 6150 Parkland Blvd., Mayfield Heights, Ohio 44124.

Shareholder Communication with the Board

Shareholders may communicate their concerns directly to the entire Board or specifically to non-management Directors of the Board by submitting in writing to us at the following address: Investor Relations, DATATRAK International, Inc., 6150 Parkland Boulevard, Suite 100, Mayfield Heights, Ohio 44124. The status of all outstanding concerns addressed to the entire Board or only non-management Directors will be reported to the Lead Independent Director, on a quarterly basis. Mr. Harris has been designated as the Lead Independent Director.

COMPENSATION COMMITTEE REPORT

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in the Company’s definitive proxy statement prepared in connection with its 2007 Annual Meeting of Shareholders.

THE COMPENSATION COMMITTEE

Seth B. Harris (Chairman)
Timothy G. Biro
Dr. Robert M. Stote

The above Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed with the Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act. If this Report is incorporated by reference into the Company’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our Named Executive Officers should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement. This discussion contains forward looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview

Our overall compensation philosophy is to provide executive compensation packages that enable us to attract, retain and fairly reward our executive officers and align the long-term interests of our executive officers with our shareholders’ interests. This program includes a competitive salary, an opportunity for a performance bonus as well as the opportunity to become an owner of our Common Shares through equity compensation awards.

Role of Compensation Committee

The members of our Compensation Committee during our 2006 fiscal year were Messrs. Harris and Biro and Dr. Stote, all of whom meet the definitions of (i) “independent” within the meaning of the Nasdaq Stock Market listing standards; (ii) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (as amended); and (iii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (as amended).

Our executive compensation programs are approved and monitored by the Compensation Committee of our Board of Directors. The Compensation Committee has the role of determining the Company’s compensation philosophy and determining compensation for the Company’s executive officers. The Compensation Committee also administers the Company’s equity-based compensation plans, including the selection of grantees and the timing of equity awards, reviews and monitors key employee compensation and benefits policies, programs and plans. For more information regarding the functions of our Compensation Committee, please refer to “Corporate Governance Matters — Board of Directors and Committees — Compensation Committee.”

The Compensation Committee evaluates, with the input of the Chief Executive Officer, each executive officer annually based on the achievement of both Company goals and individual performance objectives. In addition to performance-related factors, the Compensation Committee consults with various published independent compensation surveys of similarly situated companies, taking into account compensation information from our geographical locations to determine market pay practices to compensate its executive officers accordingly.

Executive Compensation Program

Consistent with our overall compensation philosophy, our executive compensation program consists of the following elements: annual base salary; annual incentive bonus; long-term equity-based incentive awards; and employee benefits. We believe that appropriately balancing the total compensation package and ensuring the viability of each component of the package is necessary in order to provide market-competitive compensation and to attract and retain talent. In deciding on the type and amount of compensation, we focus on both current pay and the opportunity for future compensation. Total compensation for our executive officers may vary significantly from year-to-year based on Company and individual performance.

The following is a more detailed explanation of the primary components of our executive compensation program.

Base Salary

Salaries of our Named Executive Officers, including our Chief Executive Officer, are subject to minimum levels set by the terms of each Named Executive Officer’s employment arrangement. The primary factor in setting salary levels pursuant to these arrangements was the desire to provide compensation in amounts sufficient to induce these individuals to either join or continue to work with our Company. These minimum salary levels for executive officers reflected the Compensation Committee’s judgments on appropriate salaries in light of the duties and responsibilities inherent in such executives’ positions. The particular qualifications of an individual holding the position and his level of experience, as well as information concerning compensation paid by other companies of a similar size in a similar industry in similar geographic markets, and the rate of inflation were considered in determining these initial salary levels.

Base salaries for our Named Executive Officers are reviewed at least annually. The Compensation Committee’s assessment of the individual’s performance and contribution to our Company’s performance are the primary criteria influencing decisions regarding salary adjustments. Salary decisions are first determined by the Compensation Committee presenting a weighted average of salary percentage increases for the coming year. Information is obtained from national as well as local indices and is presented to senior management. In addition to market data, the Compensation Committee reviews the achievement of Company goals in determining the overall percentage increase in compensation for the Named Executive Officers. Once an overall percentage salary increase has been determined, a pool of the total amount to be awarded to the Named Executive Officers is determined. The Compensation Committee is responsible for setting the base salary of the Chief Executive Officer and President. The current base salary for the Chief Executive Officer and President is $220,000 for 2007 which remains unchanged from 2006. Evaluation of the Chief Executive Officer’s salary is based upon a comparison of similar positions at certain similarly situated companies in similar geographic markets, the rate of inflation and based on the experience of the members of the Compensation Committee, taking into account his individual responsibilities, performance and experience relative to those of chief executive officers at companies similarly situated to the Company.

Increases in base salary with respect to the executive officers, other than our Chief Executive Officer and President, are recommended to the Compensation Committee by the Chief Executive Officer who may allocate the remaining pool available for salary increases in his discretion. In making this recommendation, the Chief Executive Officer and President considers each executive officer’s individual responsibilities, performance and experience, and competitive market compensation paid by similarly situated companies in similar geographic markets, and the rate of inflation. Although the Compensation Committee permits the Chief Executive Officer to allocate salary increases, any increase in base salary is ultimately approved and in the discretion of the Compensation Committee. Furthermore, prior to finalizing any such salary adjustments, the Compensation Committee reviews with the Chief Executive Officer and President the criteria of measurements and achievement of individual goals of the executive officers based upon their respective functions. The current base salaries for the executive officers other than the Chief Executive Officer and President are $180,000 for the Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, $160,000 for the Vice President Product Strategy, 169,032 Euro for the Vice President of Strategic Business Relationships, and $140,000 for the Vice President of Research and Development. Mr. Black’s salary of $180,000 for 2007 represents a $24,000 increase from 2006 due to an increase in his responsibilities. No other pay increases have been made for 2007 compared to 2006.

Performance Bonuses

The Company may pay additional compensation in the form of discretionary performance bonuses to executive officers. Our Named Executive Officers are also eligible for a performance bonus that is measured against certain qualitative and quantitative components. In general, the Named Executive Officers can earn up to 50% of their base salary upon the attainment of success in specific corporate and individual goals which include sales, expense control and shareholder equity.

The Compensation Committee previously allowed bonuses to be provided either in the form of cash, Common Shares or a combination of the two. In May of 2006, the Compensation Committee approved a one time special bonus paid to Mr. Black for his efforts associated with the acquisition of ClickFind, Inc. where $5,000 of the bonus was paid in cash and Mr. Black elected to received restricted shares with a value equal to $10,000 in lieu of the remainder of the cash bonus award. It is the current intention of the Compensation Committee to pay future performance bonuses only in cash. With the exception of Mr. Black’s bonus, no bonuses were paid to the Named Executive Officers in 2006.

Long Term Equity-Based Incentive Awards Options

A substantial portion of our compensation program is based on long-term performance of our Company and the price of our Common Shares. Historically, the Company has used stock options as the long-term incentive equity component of our compensation program for our executive officers. Stock options have been used because they directly relate the amounts earned by the executive officers to the amount of appreciation realized by the Company’s shareholders over comparable periods. Stock options have also provided executive officers with the opportunity to acquire and build a meaningful ownership interest in our Company. Our Omnibus Plan is intended to be the primary share-based award program for covered employees and Directors as such plan provides us with significant flexibility to grant a variety of equity incentive awards, including restricted stock, stock options and stock appreciation rights. The Compensation Committee currently intends to use restricted stock grants, rather than stock options, for future equity awards.

Similar to base salary increases, the Named Executive Officers of the Company will be granted restricted equity awards based on their level of responsibility, and meeting Company as well as individual performance goals. With the exception of the award to Mr. Black related to his special bonus described above, no long-term equity incentives were awarded to the Named Executive Officers in 2006.

We believe that long-term equity-based compensation is a critical element of our overall compensation program because it helps focus our executives on our long-term financial and operational performance, creates an incentive for growth and aligns the interests of our executives with those of our shareholders. The potential financial value offered through such equity awards is also an important retention tool for our Company.

In determining the size of a grant awarded to an individual executive officer, the Compensation Committee generally establishes a level of award based upon the position of the individual and his level of responsibility, and upon recommendations made by the Chief Executive Officer and President. The Committee’s decisions concerning equity incentive awards are based on its judgment concerning the appropriate amount of long-term compensation that should be paid to the executive in question. All equity-based awards are thoroughly discussed by the Compensation Committee. It is the current intention of the Compensation Committee to award equity grants to coincide with our Annual Shareholder meeting. Such equity grants will be priced at the close of business on the day of the Annual Meetings. Both the Named Executive Officers and any grants to other employees are paid at the same time. We believe that our procedure for the timing of the granting of equity awards provides the assurance that grant timing is not being manipulated to result in a price that is favorable to our employees as we have always granted equity awards in connection with previously scheduled Board or Compensation Committee meetings.

Benefits

In general, our practice is to provide commensurate benefits to employees at all levels of our organization. Consistent with this practice, the following are the primary benefits provided to our employees including our Named Executive Officers:

•	health and dental plan;

•	accidental death insurance;

•	401(k) Retirement Plan, provided, however, that the Company is not obligated to match employee contributions and the employee’s participation in the 401(k) Retirement Plan is on a discretionary basis;

•	paid time off and holidays;

•	continuing education programs to assist employees requiring education to maintain their professional licenses or to obtain a competency in a required Company work skill.

We believe that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

We have chosen the above primary components of our executive compensation program as the elements that will attract, motivate and retain individuals of superior ability and managerial talent and align the long-term interests of our executive officers with our shareholders’ interests.

Termination Benefits and Severance

Each Named Executive Officer also has entered into an employment agreement with the Company that provides for certain benefits upon (i) certain types of termination of the Named Executive Officer’s termination from our Company and (ii) a change of control of our Company. The Compensation Committee believes these agreements help retain executives and provide for management continuity in the event of an actual or threatened “Change of Control”, as such term is defined in the employment agreements. They also help ensure executive’s interests remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. Finally, they provide some level of income continuity should an executive’s employment be terminated (a) by us other than for “Cause”, “Death”, “Disability” or “Sufficient Reason”, as such terms are defined in the employment agreements, or (b) by the executive for “Good Reason”, as such term is defined in the employment agreements. In the event the Company chooses to terminate a Named Executive Officer without “Cause”, “Death”, “Disability” or “Sufficient Reason”, we are required to pay the executive the amounts described in the table below:

Amount Executive is Entitled to Upon a Termination of Employment by (1) Us
Other Than for Cause, Death, Disability or Sufficient Reason, as Applicable, or
Executive	(2) Executive for Good Reason

Dr. Green	Base Salary through the date of such termination and for a period of two years after such termination.
Mr. Black and Dr. Summa	Salary through the date of such termination and for a period of one year after such termination plus up to $10,000 in outplacement services from an agent to be selected by us.
Mr. Shlaes	Base Salary through the date of such termination and for a period of one year after such termination.
Mr. Ward	A lump sum severance payment equal to the amount that Mr. Ward would have been paid in Contractual Salary from the Termination Date through February 13, 2009.

The Company believes that these benefits are an important part of an overall compensation package that helps to attract and retain talented executives. Please refer to “Executive Officer Compensation — Narrative Disclosure To Summary Compensation Table and Grants — Employment Agreements” for more information related to the employment contracts. This summary of certain of the material terms of these employment agreements is qualified in its entirety to the entire agreements which we filed with the Securities and Exchange Commission when we entered into them.

As discussed in more detail in “Executive Officer Compensation — 2006 Potential Payments Upon Termination or Change of Control”, upon a “Change of Control”, as such term is defined in each of our Equity Plans (as hereinafter defined), or termination of employment by “Death” or “Disability”, as such terms are defined in our Omnibus Plan, all Options to purchase Common Shares granted thereunder to the Named Executive Officers vest immediately. In addition, pursuant to Mr. Black’s restricted share and escrow agreement, dated May 11, 2006, the transfer restrictions imposed on Mr. Black’s restricted Common Shares will lapse if Mr. Black’s employment with us is terminated due to his “Death” or “Disability”, as such terms are defined in our Omnibus Plan.

Anticipated Changes in Executive Compensation

Our executive compensation programs will continue in their current form until such time as the Compensation Committee determines in its discretion that revisions to our current plans or replacement plans are advisable.

EXECUTIVE OFFICER COMPENSATION

2006 Summary Compensation Table

The following table and related notes and discussion summarize information concerning compensation earned during the last completed fiscal year by the following persons: (i) our Chief Executive Officer who serves as our principal executive officer (“PEO”); (ii) our Chief Financial Officer who serves as our principal financial officer (“PFO”); and (iii) the three most highly compensated officers other than our PEO and PFO in 2006. We refer to these five executive officers as our “Named Executive Officers.”

						Stock		Option
						Awards		Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)		($) (4)		($) (4) (5) (6)	Total ($) (7)

Dr. Jeffrey A. Green	2006	216,920		—		—		53,970	270,890
President, Chief Executive Officer and Director (PEO)
Terry C. Black	2006	154,160		5,000	(3)	10,000	(3)	22,638	191,798
Vice President of Finance, Chief Financial Officer, Treasurer And Assistant Secretary (PFO)
Marc J. Shlaes	2006	157,540		—		—		22,332	179,872
Vice President of Product Strategy
Dr. Wolfgang Summa	2006	211,100	(2)	—		—		26,250	237,350
Vice President of Strategic Business Relationships
Jim Bob Ward(1)	2006	121,000		—		—		—	121,000
Vice President of Research and Development

(1)	Mr. Ward’s employment with the Company began on February 13, 2006.

(2)	Dr. Summa’s 2006 salary was 168,040 Euro. Based on the average exchange rate between the United States dollar and the Euro during 2006, Dr. Summa’s 2006 salary of 168,040 Euro was the equivalent of U.S. $211,100.

(3)	During 2006, the Company’s Compensation Committee approved a one-time bonus of $15,000 to Mr. Black for his efforts associated with the acquisition of ClickFind, Inc. With the permission of the Compensation Committee, $5,000 of the bonus was paid in cash and Mr. Black elected to receive restricted Common Shares with a value equal to the remaining $10,000 in lieu of a cash bonus award. As such, on May 11, 2006, Mr. Black was granted 1,364 restricted Common Shares in 2006 with a grant date fair value of $7.33 per share for which $10,000 of stock compensation expense was recorded for the year ended December 31, 2006.

(4)	The dollar values described above are the aggregate dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R), “Share-Based Payment,” and SEC rules for executive compensation disclosure.

(5)	The option awards and the dollar values included in the option awards column for the year ended December 31, 2006 are as follows: stock option compensation expense recorded for Dr. Green for the year ended December 31, 2006, was $53,970 ($7,338 of expense for stock options granted in 2002 with a grant date fair value of $1.74 per share; $13,572 of expense for stock options granted in 2003 with a grant date fair value of $3.62 per share and $33,060 of expense for stock options granted in 2004 with a grant date fair value of $7.35 per share); stock option compensation expense recorded for Mr. Black for the year ended December 31, 2006, was $22,638 ($2,550 of expense for stock options granted in 2002 with a grant date fair value of $1.74 per share; $8,148 of expense for stock options granted in 2003 with a grant date fair value of $3.62 per share and $11,940 of expense for stock options granted in 2004 with a grant date fair value of $6.37 per share); stock option compensation expense recorded for Mr. Shlaes for the year ended December 31, 2006, was $22,332 ($2,244 of expense for stock options granted in 2002 with a grant date fair value of $1.74 per share; $8,148 of expense for stock options granted in 2003 with a grant date fair value of $3.62 per share and $11,940 of expense for stock options granted in 2004 with a grant date fair value of $6.37 per share); and stock option compensation expense recorded for Dr. Summa for the year ended December 31, 2006, was $26,250 ($6,162 of expense for stock options granted in 2002 for with a grant date fair value of $1.74 per share; $8,148 of expense for stock options granted in 2003 with a grant date fair value of $3.62 per share and $11,940 of expense for stock options granted in 2004 with a grant date fair value of $6.37 per share).

(6)	The grant date fair value of the options granted was determined by using the Black-Scholes option valuation model. The following assumptions were used to estimate the fair value of the options granted using the Black-Scholes option valuation model:

	Year Ended December 31,
	2004	2003	2002

Weighted-average risk free interest rate	4.1%	4.3%	4.3%
Weighted-average volatility of the expected market price of the Common Shares	1.01	1.15	1.36
Dividend yield	0.0%	0.0%	0.0%
Weighted-average expected life of option	8 years	7 years	7 years

(7)	No other compensation, perquisites or other personal benefits were received by the Named Executive Officers.

2006 Grants of Plan-Based Awards Table

The following table and related notes and discussion summarize grants of equity and non-equity incentive compensation awards to our Named Executive Officers for our fiscal year ended December 31, 2006.

All Other
			Stock Awards:		Grant Date
			Number of	Exercise or	Fair Value
			Shares of Stock	Base Price of	of Stock and
			or Units	Option Awards	Option Awards
Name	Grant Date	Approval Date	(#)	($/Sh)	($)

Dr. Jeffrey A. Green	—		—	—	—
Terry C. Black(1)	5/11/2006	5/11/2006	1,364	7.33	10,000
Marc J. Shlaes	—		—	—	—
Dr. Wolfgang Summa	—		—	—	—
Jim Bob Ward	—		—	—	—

(1)	On May 11, 2006, the Company’s Compensation Committee approved a restricted stock grant to Mr. Black in partial payment of a previously determined bonus award. The award, which was made pursuant to our 2005 Omnibus Equity Plan, is subject to certain restrictions including forfeiture in the event of termination of employment for reasons other than death or disability. Assuming continuous employment with the Company, the restrictions will lapse on May 31, 2007.

Narrative Disclosure To Summary Compensation Table and Grants

Employment Agreements

We are party to an employment agreement with each of our Named Executive Officers. Each employment agreement sets forth the terms of that officer’s employment, including among other things, salary, benefits, termination provisions, and certain restrictive covenants. Certain material terms of each executive officer’s employment agreement are described below. For additional terms, including post-termination and restrictive covenants see “Other Potential Post-Employment Payments.”

Dr. Jeffrey A. Green.  In February 2001, we entered into an employment agreement with Dr. Green providing for an initial term of one year. This agreement, which remains in effect, automatically renews for successive one-year periods thereafter unless certain prior notice requirements are satisfied. The base salary initially provided for in this agreement is $180,000 per year, to be reviewed at least annually by the Compensation Committee. Currently, the base salary provided for Dr. Green pursuant to this agreement is $220,000 per year. Bonuses may be paid to Dr. Green at the discretion of the Compensation Committee. The agreement also provides Dr. Green with the right to participate in all benefit plans made available to our executives and/or employees. Dr. Green’s employment may be terminated with or without cause, upon his death or disability or with sufficient reason. Additionally, under this agreement, Dr. Green is entitled to terminate his employment for “good reason.” “Good reason” for such termination will exist if at any time, (1) there is a material breach of Dr. Green’s employment agreement by the Company, (2) shareholders fail to elect Dr. Green to the Board of Directors or Dr. Green is otherwise removed from the Board of Directors, and (3) except in connection with the termination of Dr. Green’s employment in strict compliance with the terms of the agreement, the Board of Directors (a) fails to elect Dr. Green to his current executive position, (b) fails to vest Dr. Green with the powers and authority customarily associated with his current position or (c) significantly diminishes his responsibilities, duties, power or authority. If Dr. Green terminates his employment for good reason, he will be entitled to continue to receive his base salary for two years following the date of such termination. If Dr. Green’s employment is terminated in connection with a sale of our business, he will be entitled to continue to receive his base salary for one year following the date of such termination. If his employment is terminated without cause or without sufficient reason, he will be entitled to continue to receive his base salary for a period of two years subsequent to the date of termination. If Dr. Green terminates his employment without good reason, or if he is terminated for “cause,” then he will be entitled to receive his base salary through the date of termination. For purposes of Dr. Green’s agreement, “cause” is defined as a determination by the Board of Directors that the employee was (1) convicted of a felony involving moral turpitude or a felony in connection with his employment, (2) engaged in fraud, embezzlement, material willful destruction of property or material disruption of our operations, (3) using or in possession of illegal drugs and/or alcohol on our premises or reporting to work under the influence of same, or (4) engaged in conduct, in or out of the workplace, which in our reasonable determination has an adverse effect on our reputation or business. “Sufficient reason” shall mean a good faith determination that the employee failed to adequately perform his duties as an officer or achieve the business objectives mutually agreed upon by the parties. Dr. Green also agreed to certain noncompetition and nondisclosure provisions, which under certain conditions continue for a period of up to twenty-four months following a termination of Dr. Green’s employment.

Terry C. Black.  In February 2001, we entered into an employment agreement with Mr. Black providing for an initial term of one year. This agreement, which remains in effect, automatically renews for successive one-year periods thereafter unless certain prior notice requirements are satisfied. The base salary initially provided for in this agreement is $125,000 per year, to be reviewed at least annually by the Compensation Committee. Currently, the base salary provided for Mr. Black pursuant to this agreement is $180,000 per year. Bonuses may be paid to Mr. Black at the discretion of the Compensation Committee. The agreement also provides Mr. Black with the right to participate in all benefits plans made available to our executives and/or employees. Mr. Black’s employment may be terminated with or without cause or upon his death or disability. Additionally, Mr. Black is entitled to terminate his employment for “good reason.” If Mr. Black terminates his employment for good reason, he will be entitled to receive his base salary for a period of one year following the date of such termination. If Mr. Black’s employment is terminated in connection with a sale of our business, he will be entitled to continue to receive his base salary for one year following the date of such termination. If his employment is terminated without cause, he will be entitled to receive his base salary for a period of one year subsequent to the date of termination. If Mr. Black terminates his employment without good reason, or if he is terminated for “cause,” he will be entitled to receive his base salary through the date of termination. For purposes of Mr. Black’s agreement, “cause” is defined as a determination by the Board of Directors that the employee was (1) convicted of a felony involving moral turpitude or a felony in connection with his employment, (2) engaged in fraud, embezzlement, material willful destruction of property or material disruption of our operations, (3) using or in possession of illegal drugs and/or alcohol on our premises or reporting to work under the influence of same, or (4) engaged in conduct, in or out of the workplace, which in our reasonable determination has an adverse effect on our reputation or business. Mr. Black also agreed to certain noncompetition and nondisclosure provisions, which continue under certain conditions for a period up to eighteen months following a termination of Mr. Black’s employment.

Dr. Wolfgang Summa.  In December 2000, Dr. Summa signed an employment agreement with our German subsidiary, DATATRAK Deutschland GmbH, providing for an initial term of four years. This agreement, which remains in effect, automatically renews for successive one-year periods thereafter unless certain prior notice requirements are satisfied. The base salary initially provided for in this agreement is 107,370 Euro (approximately U.S. $110,000 on the date of the agreement) per year, to be reviewed at least annually by the Compensation Committee. Currently, the base salary provided for Dr. Summa pursuant to this agreement is 168,040 Euro per year. Bonuses may be paid to Dr. Summa at the discretion of the Compensation Committee. The agreement also provides Dr. Summa with the right to participate in all benefits plans made available to our executives and/or employees. Dr. Summa’s employment may be terminated with or without cause or upon his death or disability. Additionally, Dr. Summa is entitled to terminate his employment for “good reason.” If Dr. Summa terminates his employment for good reason, he will be entitled to receive his base salary for a period of one year following the date of such termination. If Dr. Summa’s employment is terminated in connection with the sale of our business, he will be entitled to continue to receive his base salary for one year following the date of such termination. If his employment is terminated without cause, he will be entitled to receive his base salary for a period of one year subsequent to the date of termination. If Dr. Summa terminates his employment without good reason, or if he is terminated for “cause,” he will be entitled to receive his base salary through the date of termination. For purposes of Dr. Summa’s agreement, “cause” is defined as a determination by the Board of Directors that the employee was (i) convicted of a felony involving moral turpitude or a felony in connection with his employment, (ii) engaged in fraud, embezzlement, material willful destruction of property or material disruption of our operations, (iii) using or in possession of illegal drugs and/or alcohol on our premises or reporting to work under the influence of same, or (iv) engaged in conduct, in or out of the workplace, which in our reasonable determination has an adverse effect on our reputation or business. Dr. Summa also agreed to certain noncompetition and nondisclosure provisions, which continue under certain conditions for a period up to eighteen months following a termination of Dr. Summa’s employment. The agreement is governed by German law.

Marc J. Shlaes.  In March 2003, we entered into an employment agreement with Mr. Shlaes providing for an initial term of one year. This agreement, which remains in effect, automatically renews for successive one-year periods thereafter unless certain prior notice requirements are satisfied. The base salary initially provided for in this agreement is $145,000 per year, to be reviewed at least annually by the Compensation Committee. Currently, the base salary provided for Mr. Shlaes pursuant to this agreement is $160,000 per year. Bonuses may be paid to Mr. Shlaes at the discretion of the Compensation Committee. The agreement also provides Mr. Shlaes with the right to participate in all benefits plans made available to our executives and/or employees. Mr. Shlaes’ employment may be terminated with or without cause or upon his death or disability. Additionally, Mr. Shlaes is entitled to terminate his employment for any or no reason. If Mr. Shlaes voluntarily terminates his employment, all obligations under his employment will cease to exist. If Mr. Shlaes’ employment is terminated in connection with the sale of our business, he will be entitled to continue to receive his base salary for one year following the date of such termination. If his employment is terminated without cause, he will be entitled to receive his base salary for a period of one year subsequent to the date of termination. If Mr. Shlaes is terminated for “cause,” he will be entitled to receive his base salary through the date of termination. For purposes of Mr. Shlaes’ agreement, “cause” is defined as a determination by the Board of Directors that the employee (i) fails to complete satisfactorily our routine pre-employment background check, (ii) was convicted of a felony involving moral turpitude or a felony in connection with his employment, (iii) was engaged in fraud, embezzlement, material willful destruction of property or material disruption of our operations, (iv) was using or in possession of illegal drugs and/or alcohol on our premises or reporting to work under the influence of same, or (v) was engaged in conduct, in or out of the workplace, which in our reasonable determination has an adverse effect on the our reputation or business. Mr. Shlaes also agreed to certain noncompetition and nondisclosure provisions, which continue under certain conditions for a period up to fifteen months following a termination of Mr. Shlaes’ employment.

Jim Bob Ward.  In February 2006, we entered into an employment agreement with Mr. Ward to serve as the Vice President of eClinical Development (Mr. Ward’s official title was subsequently changed to Vice President of Research and Development). The agreement provides a three-year term of employment at a minimum base salary of $140,000 per year. During the three-year term, Mr. Ward remains an at-will employee. The agreement provides that Mr. Ward will be eligible to participate in annual bonus awards, if any, as determined from time to time in the sole discretion of the Board of Directors or the Compensation Committee. Pursuant to the terms of the agreement, Mr. Ward will be entitled to participate in our employee benefit plans as in effect from time to time on the same basis as similarly situated employees of the Company. The agreement further provides for a severance payment equal to the amount that Mr. Ward would have been paid in contractual salary from the date of termination through the three year anniversary of the consummation of the merger, in the event that the Company terminates Mr. Ward’s employment without cause or Mr. Ward resigns for “good reason”, during the employment term. For the purpose of Mr. Ward’s agreement, “cause” is defined as the employee’s (i) willful or continuing failure to perform substantially the employee’s duties with the Company which is not cured within thirty days following the written detailed notice describing the action constituting “failure to perform”; (ii) commission of, or plea of guilty or no contest to a (a) felony or (b) crime involving moral turpitude; (iii) willful malfeasance or misconduct which is demonstrably injurious to the Company; or the (iv) breach of the material terms of the employment agreement. Mr. Ward’s agreement also contains certain noncompetition and nondisclosure provisions, which continue under certain conditions for a period of 36 months following a termination of Mr. Ward’s employment.

2006 Outstanding Equity Awards at Fiscal Year-End Table

The following table and related notes and discussion summarize certain information with respect to outstanding equity awards held by the Named Executive Officers as of December 31, 2006, presented in accordance with SEC rules.

	Number of	Number of				Market
	Securities	Securities	Option		Number of	Value of
	Underlying	Underlying	Exercise	Option	Shares That	Shares That
	Options (#)	Options (#)	Price	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	($)	Date	Vested	Vested ($)

Dr. Jeffrey A. Green(1)	37,500	—	7.17	1/2/2007	—	—
	130,000	—	2.42	12/9/2009	—	—
	33,750	—	1.85	6/4/2012	—	—
	9,000	7,500	4.05	12/23/2013	—	—
	9,000	9,000	7.35	12/28/2014	—	—
Terry C. Black(2)	46,875	—	2.42	12/9/2009	1,364	10,000
	11,720	—	1.85	6/4/2012	—	—
	6,000	4,500	4.05	12/23/2013	—	—
	3,750	3,750	7.35	12/28/2014	—	—
Marc J. Shlaes(3)	18,000	—	3.00	7/15/2008	—	—
	37,500	—	2.50	9/22/2009	—	—
	20,157	—	2.42	12/9/2009	—	—
	5,156	—	1.85	6/4/2012	—	—
	6,000	4,500	4.05	12/23/2013	—	—
	3,750	3,750	7.35	12/28/2014	—	—
Dr. Wolfgang Summa(4)	6,000	4,500	4.05	12/23/2013	—	—
	3,750	3,750	7.35	12/28/2014	—	—
Jim Bob Ward	—	—	—	—	—	—

(1)	Dr. Green’s unvested options vest as follows: (i) 7,500 on December 23, 2007 and (ii) 9,000 on December 28, 2008.

(2)	Mr. Black’s unvested options vest as follows: (i) 4,500 on December 23, 2007 and (ii) 3,750 on December 28, 2008. On May 11, 2006, the Company’s Compensation Committee approved a restricted stock grant to Mr. Black in partial payment of a previously determined bonus award which included, among other things Mr. Black receiving 1,364 restricted Common Shares for a value equal to $10,000.

(3)	Mr. Shlaes unvested options vest as follows: (i) 4,500 on December 23, 2007 and (ii) 3,750 on December 28, 2008.

(4)	Dr. Summa’s unvested options vest as follows: (i) 4,500 on December 23, 2007 and (ii) 3,750 on December 28, 2008.

2006 Option Exercises and Stock Vested Table

The following table and related notes and discussion summarize certain information with respect to the exercise of options to purchase Common Shares and the vesting of other stock awards by the Named Executive Officers during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)

Dr. Jeffrey A. Green	5,000	13,150	—	—
Terry C. Black	—	—	—	—
Marc J. Shlaes	—	—	—	—
Dr. Wolfgang Summa	58,313	171,184	—	—
Jim Bob Ward	—	—	—	—

(1)	The value realized on the exercise of the option awards is determined by calculating the difference between the market price per Common Share on the date of exercise and the exercise price of each option award.

Other Potential Post-Employment Payments

2006 Potential Payments Upon Termination Or Change Of Control Table

The following table and related notes and discussion summarize certain information related to the total potential payments upon termination or change of control for each of the Named Executive Officers as of December 31, 2006. Please also refer “Compensation Discussion and Analysis — Termination Benefits and Severance”, “Executive Officer Compensation — Narrative Discussion to Summary Compensation Grants — Employment Agreements”, and “Certain Related Party Transactions — ClickFind Merger” for additional disclosure related to potential payments upon termination or change of control.

The amounts shown assume that such termination was effective as of December 29, 2006, the last business day of 2006, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of an executive’s separation from our Company.

		Before Change		After Change
		of Control		of Control		Voluntary
		Termination		Termination		Termination
		w/o Cause or		w/o Cause or		or
Name and Principal		for Good		for Good		Termination			Sufficient
Position	Benefit	Reason (1)		Reason (1)		for Cause	Death	Disability	Reason (1)

Dr. Jeffrey A. Green President, Chief Executive Officer and Director (PEO)	Severance — total value (base salary only)	$440,000		$220,000		—	—	—	$220,000
	Stock option vesting acceleration(3)	—		$7,275		—	—	—	—
Terry C. Black Vice President of Finance, Chief Financial Officer, Treasurer And Assistant Secretary (PFO)	Severance — total value (base salary only)	$156,000		$156,000		—	—	—	—
	Outplacement Services — total value	$10,000		$10,000		—	—	—	—
	Stock option vesting acceleration(3)	—		$4,365		—	—	—	—
	Restricted Common Shares acceleration of lapse of restrictions(4)	—		—		—	$6,847	$6,847	—
Marc J. Shlaes Vice President of Product Strategy	Severance — total value (base salary only)	$160,000		$160,000		—	—	—	—
	Stock option vesting acceleration)(3)	—		$4,365		—	—	—	—
Dr. Wolfgang Summa Vice President of Strategic Business Relationships	Severance — total value (base salary only)	$223,000	(2)	$223,000	(2)	—	—	—	—
	Outplacement Services — total value	$10,000		$10,000		—	—	—	—
	Stock option vesting acceleration(3)	—		$4,365		—	—	—	—
Jim Bob Ward Vice President of Research and Development	Severance — total value (base salary only)	$298,000		$298,000		—	—	—	—

(1)	Each Named Executive Officer has an employment agreement with the Company that provides severance pay in case of certain termination events as follows: (i) Dr. Green is entitled to two years of severance in case of termination without cause or termination for good reason unrelated to a change in control. In the event of termination related to a change in control Dr. Green is entitled to receive one year of severance pay. In addition, Dr. Green’s employment agreement contains a “sufficient reason” provision relating primarily to performance criteria whereby the Company may terminate Dr. Green’s employment based on a majority vote of the Board of Directors resulting in one year of severance pay to Dr. Green; (ii) Messrs. Black, Shlaes and Dr. Summa are entitled to one year of severance pay in case of termination without cause, termination for good reason or termination related to a change in control; and (iii) Mr. Ward is entitled to severance pay through February 13, 2009 from the date of termination in case of termination without cause or termination for good reason. All severance payments to the Named Executive Officers are to be paid over the severance period as part of the Company’s ongoing payroll process except for Mr. Ward who is entitled to a lump-sum payment on the second month anniversary of his termination date.

(2)	Dr. Summa’s salary as of December 31, 2006, was 169,000 Euro. Based on the exchange rate between the United States dollar and the Euro on December 31, 2006, Dr. Summa’s annual salary of 169,000 Euro would be the equivalent of U.S. $223,000.

(3)	The Named Executive Officers may participate in the: (i) Amended and Restated 1996 Key Employee and Consultants Stock Option Plan, as amended (the “1996 Key Employee Stock Option Plan”) and (ii) the 2005 Omnibus Equity Plan (the “Omnibus Plan”). With respect to our 1996 Key Employee Stock Option Plan, all Options to purchase Common Shares granted thereunder to the Named Executive Officer vest immediately upon a “Change of Control”, as such term is defined in the respective plan. Additionally, with respect to our Omnibus Plan, all Stock Options to purchase Common Shares granted thereunder to the Named Executive Officer vest immediately upon such Named Executive Officer’s termination by “Death”, “Disability”, or “Retirement”, as such terms are defined in our Omnibus Plan. Under the Omnibus Plan, all awards become vested upon a “Change of Control”, as such term is defined in our Omnibus Plan. The calculation of the value shown in the table for each Named Executive Officer is as follows: Dr. Green, 7,500 Common Shares, at a market price of $5.02 per Common Share, for an aggregate market value of $37,650, minus $30,375, the aggregate exercise price for the Common Shares; Mr. Black, 4,500 Common Shares, at a market price of $5.02 per Common Share, for an aggregate market value of $22,590, minus $18,225, the aggregate exercise price for the Common Shares; Mr. Shlaes, 4,500 Common Shares, at a market price of $5.02 per Common Share, for an aggregate market value of $22,590, minus $18,225, the aggregate exercise price for the Common Shares; and Dr. Summa, 4,500 Common Shares, at a market price of $5.02 per Common Share, for an aggregate market value of $22,590, minus $18,225 the aggregate exercise price for the Common Shares.

(4)	Pursuant to Mr. Black’s restricted share and escrow agreement, dated May 11, 2006, the transfer restrictions imposed on Mr. Black’s restricted Common Shares will lapse if Mr. Black’s employment with us is terminated due to his “Death” or “Disability”, as such terms are defined in our Omnibus Plan. The calculation of the value shown in the table above related to Mr. Black’s restricted Common Shares was derived by multiplying $5.02, the closing price of our Common Shares on December 29, 2006, and Mr. Black’s 1,364 restricted Common Shares.

Director Compensation

Under our Director compensation program, each continuing non-management Director receives annual payments of $16,000 in cash and $16,000 in Common Shares. Each new non-management Director will receive $16,000 in cash and up to $32,000 in Common Shares for their first year of service and thereafter will be compensated at the regular rate. The chair of our Audit Committee receives an additional annual payment of $4,000 in Common Shares and the chairs of our Compensation Committee and Nominating and Corporate Governance Committees receives an additional annual payment of $2,000 in Common Shares. All of the annual payments are paid on a quarterly basis. Further, a retiring Director who has served on our Board for at least five years and agrees to be available for limited consulting for a period of one year after his retirement will be entitled to receive up to $16,000 in Common Shares. In addition, each non-management Director is paid a fee, payable quarterly in Common Shares in arrears, ranging from $500 to $1,000 per each attended meeting of our Board or a Committee. Directors are not paid for a Committee meeting when that meeting coincides with a quarterly Board meeting. Directors also receive reimbursement for reasonable expenses incurred in attending meetings of the Board of Directors. For purposes of Director payments in Common Shares, the Common Shares are valued at the closing price on the third business day following each quarterly earnings announcement and the Common Shares are issued on that same day.

The following table and related notes and discussion summarize certain information concerning the annual or long-term compensation for services in all capacities, for the fiscal year ended December 31, 2006, to DATATRAK’s non-employee Directors.

	Fees Earned
	or Paid in	Stock Awards	Total
Name	Cash ($) (1)	($) (2) (3) (4)	($) (2) (4) (11)

Laurence P. Birch(5)	—	—	—
Timothy G. Biro(6)	16,000	36,500	52,500
Seth B. Harris(7)	16,000	25,500	41,500
Dr. Jerome H. Kaiser(8)	16,000	34,000	50,000
Dr. Mark J. Ratain(9)	16,000	31,000	47,000
Dr. Robert M. Stote(10)	16,000	25,500	41,500

(1)	Fees earned or paid in cash represent the aggregate cash annual payment to each continuing non-management Director paid on a quarterly basis.

(2)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2006 in accordance with FAS 123R.

(3)	Stock awards represent the aggregate (i) annual stock awards to each continuing non-management Director and (ii) annual payments to each Chairman of the Audit, Compensation, and Nominating and Corporate Governance Committees in accordance with the table above paid on a quarterly basis. Stock award expense recorded for Mr. Biro for the year ended December 31, 2006, was $36,500 ($9,500 of expense for 1,375 shares awarded with a grant date fair value of $6.91 per share; $10,500 of expense for 1,432 shares awarded with a grant date fair value of $7.33 per share; $8,000 of expense for 1,294 shares awarded with a grant date fair value of $6.18 per share and $8,500 of expense for 1,902 shares awarded with a grant date fair value of $4.47 per share); stock award expense recorded for Mr. Harris for the year ended December 31, 2006, was $25,500 ($6,500 of expense for 941 shares awarded with a grant date fair value of $6.91 per share; $6,500 of expense for 887 shares awarded with a grant date fair value of $7.33 per share; $6,000 of expense for 971 shares awarded with a grant date fair value of $6.18 per share and $6,500 of expense for 1,454 shares awarded with a grant date fair value of $4.47 per share); stock award expense recorded for Dr. Kaiser for the year ended December 31, 2006, was $34,000 ($7,500 of expense for 1,085 shares awarded with a grant date fair value of $6.91 per share; $9,500 of expense for 1,296 shares awarded with a grant date fair value of $7.33 per share; $9,500 of expense for 1,537 shares awarded with a grant date fair value of $6.18 per share and $7,500 of expense for 1,678 shares awarded with a grant date fair value of $4.47 per share); stock award expense recorded for Dr. Ratain for the year ended December 31, 2006, was $31,000 ($8,000 of expense for 1,158 shares awarded with a grant date fair value of $6.91 per share; $8,500 of expense for 1,160 shares awarded with a grant date fair value of $7.33 per share; $8,500 of expense for 1,375 shares awarded with a grant date fair value of $6.18 per share and $6,000 of expense for 1,342 shares awarded with a grant date fair value of $4.47 per share); and stock award expense recorded for Dr. Stote for the year ended December 31, 2006, was $25,500 ($6,000 of expense for 868 shares awarded with a grant date fair value of $6.91 per share; $7,000 of expense for 955 shares awarded with a grant date fair value of $7.33 per share; $6,500 of expense for 1,052 shares awarded with a grant date fair value of $6.18 per share and $6,000 of expense for 1,342 shares awarded with a grant date fair value of $4.47 per share).

(4)	All of our Directors stock awards are fully vested and are reflected in each Director’s entry contained in the “Security Ownership of Certain Beneficial Holders and Management” table.

(5)	Effective as of the close of business on April 16, 2007, our Board of Directors appointed Mr. Laurence P. Birch as Class I Director. Mr. Birch’s compensation for his service as a Director will be consistent with that of the Company’s other Directors who are not employees or consultants of the Company, provided, however, that during Mr. Birch’s first year of service as a Director, Mr. Birch will receive an aggregate of $24,000 in

Common Shares (compared to $16,000 received by each continuing outside Director) paid on a quarterly basis.

(6)	As of December 31, 2006, Mr. Biro had 105,375 exercisable stock options with various per share exercise prices as follows: (i) 37,500 options at $1.97; (ii) 18,750 options at $2.50; (iii) 15,000 options at $2.79; (iv) 2,250 options at $2.92; (v) 18,750 options at $3.46; (vi) 2,250 options at $5.50 and (vii) 10,875 options at $7.56.

(7)	As of December 31, 2006, Mr. Harris had 124,125 exercisable stock options with various per share exercise prices as follows: (i) 18,750 options at $1.33 (ii) 37,500 options at $1.97; (iii) 18,750 options at $2.50; (iv) 15,000 options at $2.79; (v) 2,250 options at $2.92; (vi) 18,750 options at $3.46; (vii) 2,250 options at $5.50 and (vii) 10,875 options at $7.56.

(8)	As of December 31, 2006, Dr. Kaiser had 100,875 exercisable stock options with various per share exercise prices as follows: (i) 18,750 options at $1.33 (ii) 37,500 options at $1.97; (iii) 15,000 options at $2.42; (iv) 18,750 options at $3.46; and (v) 10,875 options at $7.56.

(9)	As of December 31, 2006, Dr. Ratain had 106,375 exercisable stock options with various per share exercise prices as follows: (i) 18,750 options at $1.33 (ii) 37,500 options at $1.97; (iii) 18,750 options at $2.50; (iv) 3,250 options at $2.79; (v) 18,750 options at $3.46; (vi) 9,375 options at $7.56.

(10)	As of December 31, 2006, Dr. Stote had 47,625 exercisable stock options with various per share exercise prices as follows: (i) 15,000 options at $2.79; (ii) 2,250 options at $2.92; (iii) 18,750 options at $3.46; (iv) 2,250 options at $5.50; and (v) 9,375 options at $7.56.

(11)	There were no outstanding unexercisable stock options for any Board member as of December 31, 2006.

Compensation Committee Interlocks and Insider Participation

During our 2006 fiscal year, our Compensation Committee has consisted of Messrs. Harris and Biro and Dr. Stote, none of whom is a present or past employee or officer of our Company or any of our subsidiaries. None of our executive officers has served on the Board or Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our Board or Compensation Committee.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other DATATRAK filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent DATATRAK specifically incorporates this Report by reference therein.

The Audit Committee oversees DATATRAK’s financial reporting process on behalf of the Board of Directors. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors.

Management has the primary responsibility for our financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm audits the annual financial statements prepared by management and expresses an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee monitors these processes.

In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that our financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the audited financial statements with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent registered public accounting firm such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

In addition, the independent registered public accounting firm provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), related to their independence. The Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and management and considered the compatibility of non-audit services with the registered public accounting firm’s independence.

The Audit Committee discussed with DATATRAK’s financial management and independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee also met with the independent registered public accounting firm, with and without management present, to discuss the results of the examinations, their evaluation of the Company’s internal controls and the overall quality of our financial reporting. In addition, the Audit Committee considered other areas of its oversight relating to the financial reporting process that it determined appropriate.

Based on the reviews and discussions referred to above, upon recommendation of the Audit Committee and approval of the Board of Directors, the audited financial statements were included in the DATATRAK’s Annual Report on Form 10-K for the year ended December 31, 2006 which was filed with the Securities and Exchange Commission on March 16, 2007.

THE AUDIT COMMITTEE

Timothy G. Biro (Chairman)
Dr. Jerome H. Kaiser
Dr. Mark J. Ratain

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reviewed the audit fees of the independent registered public accounting firm. During the fiscal years ended December 31, 2006 and December 31, 2005, Ernst & Young LLP provided us with various audit and non-audit services. Set forth below are the aggregate fees for services billed, on a consolidated basis, by Ernst & Young LLP for providing the services indicated for the fiscal years ended December 31, 2006 and December 31, 2005:

	Year End	Year End
	December 31,	December 31,
	2006	2005

Audit fees(1)(5)	$357,300	$324,800
Audit-Related fees(2)(5)	—	$9,500
Tax fees(3)(5)	—	—
All Other Fees(4)(5)	—	$—
Total	$357,300	$334,300

(1)	Includes fees and expenses related to the fiscal year audit, quarterly reviews, consents in respect of Securities and Exchange Commission filings, and audit of internal controls under Sarbanes-Oxley notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Assurance and related services that are reasonably related to the performance of the audit or review of the financial statement and not reported under audit fees.

(3)	Tax compliance, tax advice and tax planning.

(4)	All other services not reported under (1)-(3).

(5)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed.

Prior to each fiscal year, the Audit Committee receives a written report from Ernst & Young LLP describing the elements expected to be performed in the course of its audit of the Company’s financial statements for the coming year.

The Audit Committee has adopted a policy that requires advance approval of all audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services. The Chairman of the Audit Committee has been delegated the authority by the Audit Committee to evaluate and pre-approve the engagement of the independent registered public accounting firm when the entire Audit Committee is unable to do so. The Chairman must report all such pre-approvals to the entire Audit Committee at the next committee meeting. All of the services described above for our 2006 fiscal year were pre-approved for 2006 by the Audit Committee.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning Common Shares authorized or available for issuance under our equity compensation plans as of the December 31, 2006.

Number of
Securities
	Number of	Weighted-	Remaining Available
	Securities to be	Average Exercise	for Future Issuance
	Issued Upon	Price of	Under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding,	Options,	(Excluding
	Options, Warrants	Warrants and	Securities Reflected
Plan Category	and Rights	Rights	in Column (a))
	(a) (3)	(b)	(c)

Equity compensation plans approved by shareholders	1,390,449	$3.52	322,849
Equity compensation plans not approved by shareholders(1)(2)(3)	157,079	$8.96	—
Total	1,547,528	$4.07	322,849

(1)	The terms of our August 2003 private placement of 903,750 Common Shares required the issuance of warrants to purchase Common Shares at $3.20 per share as payment for services performed by certain placement agents related to our private placement. 15,680 of these warrants were outstanding at December 31, 2006. The warrants are fully vested as of the date of grant and expire August 8, 2008.

(2)	The terms of our December 2004 private placement of 729,470 Common Shares required the issuance of warrants to purchase a total of 31,974 Common Shares at $9.60 per share as payment for services performed by certain placement agents related to our private placement. In addition, the private placement required the issuance of warrants to purchase a total of 109,425 Common Shares at $9.60 per share to the investors who participated in our private placement. The warrants, all of which were outstanding at December 31, 2006, are fully vested as of the date of grant and expire December 23, 2007.

(3)	The above table does not include the warrants to acquire a total 297,949 additional Common Shares issued to certain purchasers and the warrants to acquire a total of 29,794 Common Shares issued to the placement agents in connection with the March 19, 2007 closing of the Private Placement described in our Form 8-K — Current Report filed with the Securities and Exchange Commission on March 19, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and certain of its executive officers and persons who beneficially own more than 10% of its Common Shares to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. These people are further required to furnish us with copies of all such forms filed by them.

Based solely on our review of the copies of the forms that we received, we believe that all of the Section 16(a) filing requirements were satisfied by our Directors, executive officers and beneficial owners of more than 10% of our Common Shares, except for a Form 4 that Dr. Robert M. Stote attempted to file on time, but had to file the next day due to an administrative problem with EDGAR codes.

CERTAIN RELATED PARTY TRANSACTIONS

ClickFind Merger

As described in greater detail in the Form 8-K filed with the Commission on February 17, 2006 (the “Merger 8-K”), on February 13, 2006, DATATRAK acquired ClickFind. Mr. Jim Bob Ward, who was the Founder and a significant shareholder of ClickFind, also served as its President and Chief Executive Officer.

The negotiated terms of the acquisition were for an aggregate purchase price of $18,000,000, less approximately $328,000 in certain transaction expenses and certain indebtedness of ClickFind. A component of the purchase price was paid with 1,026,522 Common Shares of the Company, priced at $9.25 per share, as determined by the terms of the acquisition agreement. The acquisition was recorded as a purchase, and as such, for the purpose of recording the acquisition, the value of the Common Shares used in the acquisition were valued at $7.66 per share, based on the average closing price per share of the Company’s Common Shares for the five business day period from February 9 through February 15, 2006.

Based on the Common Share valuation of $7.66 per share, the total recorded acquisition cost, including acquisition related expenses of $796,000, was $16,619,000. The cash portion of the purchase price, less cash acquired of $87,000, was approximately $4,669,000. The remainder of the purchase price consisted of $4,000,000 in notes payable and the issuance of approximately $7,863,000 in Common Shares (1,026,522 Common Shares). The notes payable bear interest at prime plus 1%, and principal payments are due in installments of $500,000, $500,000 and $3,000,000 on February 1, 2007, 2008 and 2009, respectively.

In conjunction with the acquisition of ClickFind, DATATRAK appointed Mr. Ward as Vice President of eClinical Development and entered into an employment agreement with him (Mr. Ward’s official title was subsequently changed to Vice President of Research and Development). The terms of Mr. Ward’s employment agreement are described in greater detail under the caption “Executive Officer Compensation — Narrative Disclosure to Summary Compensation Table and Grants — Employment Agreements.” In connection with the acquisition of ClickFind, we entered into a Limited Software License Agreement (the “License Agreement”) with Mr. Ward, granting Mr. Ward a limited, royalty-free, non-exclusive license to use, make and create modifications of, sublicense and distribute copies of, and sublicense in executable form the current version of the ClickFind software (as it existed at the time of the closing of our acquisition of ClickFind) in different non-competitive commercial applications. A copy of the License Agreement is attached as Exhibit 10.3 to the Merger 8-K.

Related Party Transaction Policy

While the Company does not have a written related party transaction policy, as a matter of corporate governance policy and practice, any potential related party transactions are presented and considered by our Audit Committee in accordance with such Committee’s charter. See the discussion set forth above under “Corporate Governance Matters — Audit Committee” for more information.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Any shareholder who meets the requirements of the proxy rules under the Exchange Act may submit proposals to the Board of Directors to be considered for submission in our proxy materials for the Annual Meeting of Shareholders to be held in 2008. Proposals should be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to Investor Relations, c/o DATATRAK International, Inc., 6150 Parkland Boulevard, Suite 100, Mayfield Heights, Ohio 44124, Attention: Investor Relations, and must be received no later than January 4, 2008. Any notice shall include: (a) the name and address of the shareholder and the text of the proposal to be introduced, (b) the number of Common Shares held of record, owned beneficially and represented by proxy by the shareholder as of the date of the notice and (c) a representation that the shareholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice.

Unless we receive notice of a shareholder proposal not included in our 2008 proxy statement to be brought before the 2008 Annual Meeting by March 20, 2008, then we may use our discretion in voting proxies with respect to any shareholder proposal properly brought before such Annual Meeting. The chairman of the Annual Meeting may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

OTHER MATTERS

The Board of Directors is not aware of any matter to come before the Annual Meeting other than those mentioned in the accompanying notice. However, if other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on those matters.

A copy of DATATRAK’s Annual Report has been provided to shareholders with this proxy statement. If a shareholder entitled to vote at the Annual Meeting did not receive a copy of the Annual Report with this proxy statement, that shareholder may request a copy of the Annual Report from us. Upon the receipt of a written request from any shareholder entitled to vote at the Annual Meeting, we will mail, at no charge to the shareholder, a copy of our Annual Report, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act, for our most recent fiscal year. Requests from beneficial owners of Common Shares must include a good-faith representation that, as of the record date of the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at the Annual Meeting. Written requests for the Annual Report should be directed to: Investor Relations, DATATRAK International, Inc., 6150 Parkland Boulevard, Suite 100, Mayfield Heights, Ohio 44124.

You are urged to sign and return your proxy promptly in order to make certain your shares will be voted at the Annual Meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

Thomas F. McKee
Secretary

May 4, 2007

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301
YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
(Continued from reverse side)
ê     Please fold and detach card at perforation before mailing.     ê

The shares represented by this proxy will be voted as indicated in the spaces on the reverse. To the extent that no directions are given for the election of the four nominees to serve on the Board of Directors of the Company, the shares represented by this proxy will be voted “FOR” the election of the four nominees to serve on the Board of Directors of the Company. The shares represented by this proxy will be voted in the discretion of the proxy holders on all other matters properly brought before the Annual Meeting and any adjournments thereof.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. The proxy holders cannot vote your shares unless you sign and return this card.

Please date, sign and return promptly in the accompanying envelope.

DATE:

SIGNATURE(S)

SIGNATURE(S)

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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PROXY FOR COMMON SHARES
Proxy Solicited on Behalf of the Board of Directors of
the Company for the Annual Meeting of Shareholders on June 14, 2007.
The undersigned hereby (i) appoints Terry C. Black and Raymond J. Merk, and each of them, his true and lawful agents and proxy holders with full power of substitution in each to appear and vote all of the Common Shares of DATATRAK International, Inc. that the undersigned will be entitled to vote at the Annual Meeting of Shareholders of DATATRAK International, Inc. to be held at 6150 Parkland Boulevard, Paragon II, Suite 100, Mayfield Heights, Ohio on June 14, 2007, and at any adjournments thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said proxy holders to vote all of the Common Shares of the Company represented by this proxy as follows.

(1)	Election of the following nominees to serve on the Board of Directors of the Company:

	Mr. Laurence P. Birch	☐ FOR	☐ WITHHELD
	Mr. Timothy G. Biro	☐ FOR	☐ WITHHELD
	Dr. Jerome E. Kaiser	☐ FOR	☐ WITHHELD
	Dr. Robert M. Stote	☐ FOR	☐ WITHHELD

(2)	In their discretion to act on any other matters that may properly come before the meeting.